EXHIBIT 99.1

	FOR:	MERCER INTERNATIONAL INC.
	APPROVED BY:	Jimmy S.H. Lee
Chairman & President
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
For Immediate Release
Financial Dynamics
Investors: Eric Boyriven, Alexandra Tramont
Media: Alecia Pulman
(212) 850-5600
MERCER INTERNATIONAL INC. REPORTS 2005 FOURTH QUARTER
AND YEAR END RESULTS
     NEW YORK, NY, March 3, 2006 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the fourth quarter and year ended December 31, 2005.
Summary Selected Highlights

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands)
Results of Operations	(unaudited)
Revenues	€137,478	€89,201	€513,908	€237,212
Income (loss) from operations	145	(10,347)	16,344	(17,972)
Operating EBITDA(1)	13,324	1,580	68,385	17,172
Interest expense Stendal	(15,797)	(10,302)	(56,789)	(12,190)
Interest expense other	(7,743)	(3,893)	(30,071)	(11,559)
Realized and unrealized gain (loss) on interest rate and foreign currency derivative financial instruments, net(2)	(1,703)	13,213	(71,763)	12,136
Unrealized foreign exchange gain (loss) on debt	(2,565)	—	(4,156)	—
Net income (loss)	(29,773)	32,584	(117,146)	19,980
Income (loss) per share
Basic	(0.90)	1.87	(3.75)	1.15
Diluted	(0.90)	1.14	(3.75)	0.89
Other Data
Total pulp sales volume(3) (ADMTs)	291,046	192,254	1,101,304	421,176
Mill net pulp price realizations (per ADMT)(4)	€413	€389	€407	€423

(1)	For a definition of Operating EBITDA, see page 7 of this press release and for a reconciliation of net income (loss) to Operating EBITDA, see page 11 of the financial tables included in this press release.

(2)	Unrealized non-cash marked to market valuation gain (loss), except for a realized loss of €2.5 million in the year ended December 31, 2005.

(3)	Excluding intercompany sales volumes of 3,638 ADMTs and 2,859 ADMTs of pulp in the three months ended December 31, 2005 and 2004, respectively, and 14,289 ADMTs and 6,756 ADMTs of pulp in the year ended December 31, 2005 and 2004, respectively.

(4)	Excluding revenues from third party transportation activities.
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 2

	As at	As at
	December 31, 2005	December 31, 2004
	(in thousands)
Financial Position (Current)
Cash and cash equivalents	€83,547	€49,568
Cash restricted	7,039	45,295
Receivables	74,315	54,687
Inventories	81,147	52,898
Prepaid expenses and other	5,474	4,961
Accounts payable and accrued expenses	(111,513)	(56,542)
Construction costs payable	(1,213)	(65,436)
Debt, current portion	(27,601)	(107,090)
Working capital (deficit)(1)	111,195	(21,659)

(1)	Does not include approximately €7.0 million of government grants in 2005, which we expect to receive in 2006, and approximately €65.9 million of government grants in 2004, all of which we received in 2005, related to the Stendal mill from the federal and state governments of Germany.
Certain key factors affecting our 2005 fourth quarter results include:
•	Revenues increased by €48.3 million over the comparative period of 2004 to €137.5 million, primarily due to the inclusion of sales from our Celgar pulp mill.

•	Operating EBITDA increased to €13.3 million in the fourth quarter from €1.6 million in the comparative quarter of 2004 reflecting higher pulp sales and a contribution to income from operations of €4.9 million resulting from the sale of emission allowances. For a definition of Operating EBITDA, see page 7 of this press release and for a reconciliation of net loss to Operating EBITDA, see page 11 of the financial tables included in this press release.

•	Interest expense increased to €23.5 million in the fourth quarter of 2005 from €14.2 million in the comparative period of 2004 reflecting higher borrowings associated with the Stendal mill and interest on our $310 million 9.25% senior notes issued in February 2005.

•	The Stendal mill ramp up is proceeding substantially as scheduled. In the quarter, it operated at approximately 88% of its initial rated capacity. Its working capital build up, interest expense and start-up losses have been financed through its project loan facility according to plan.

•	We recorded a net loss of €1.7 million on our interest rate and currency derivatives in the fourth quarter of 2005, compared to a net gain of €13.2 million thereon in the comparative period of 2004. We also recorded an unrealized non-cash foreign exchange
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 3
loss on our long-term debt of €2.6 million in the current quarter due to the weakening of the Euro versus the U.S. dollar.

•	Pulp markets were generally soft, but strengthened marginally from the third quarter of 2005. Average list prices for NBSK pulp in Europe were $580 per ADMT in the third quarter of 2005 and $600 per ADMT in the fourth quarter of 2005, compared to $603 per ADMT in the fourth quarter of 2004. The decrease in pulp list prices from the fourth quarter of 2004 was generally offset by the strengthening of the U.S. dollar versus the Euro.
Certain key factors affecting our results for the year ended December 31, 2005 included:
•	Revenues in 2005 increased by €276.7 million over the comparative period of 2004 to €513.9 million, because of higher sales at our Stendal mill and the inclusion of results from our Celgar pulp mill from February 2005.

•	Operating EBITDA increased to €68.4 million in 2005 from €17.2 million in 2004 reflecting higher pulp sales and a contribution to income from operations of €17.3 million resulting from the sale of emission allowances. For a definition of Operating EBITDA, see page 7 of this press release and for a reconciliation of net loss to Operating EBITDA, see page 11 of the financial tables included in this press release.

•	Interest expense increased to €86.9 million in 2005 from €23.7 million in 2004 because of €56.8 million of interest associated with the Stendal mill and €20.4 million of interest relating to our $310 million 9.25% senior notes. In 2004, most of the interest associated with the Stendal mill was capitalized until mid-September, when the mill was started up.

•	We recorded a net loss of €71.8 million on our interest rate and currency derivatives in 2005 (of which €69.3 million was an unrealized non-cash holding loss and €2.5 million was a realized loss), compared to a net gain of €12.1 million thereon in 2004 (of which €32.3 million was an unrealized non-cash holding loss and €44.4 million was a realized gain).

•	Pulp markets were generally weak in 2005. Average list prices for NBSK pulp in Europe decreased to approximately $610 per ADMT from approximately $616 per ADMT in 2004, but such decrease was partially offset by the strengthening of the U.S. dollar versus the Euro. The strengthening of the Canadian dollar from February 14, 2005, the date of the acquisition of the Celgar mill, by approximately 5.6% versus the U.S. dollar adversely affected the results of our Celgar mill.
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 4
Results of Operations — 2005 Fourth Quarter
     Selected production and sales data for the three months ended December 31, 2005 and 2004 is as follows:

	Three Months Ended December 31,
	2005	2004
	(ADMTs)
Production by Product Class:
Pulp production by mill:
Rosenthal	75,935	82,785
Celgar	99,088	—
Stendal	121,249	132,694

Total pulp production	296,272	215,479
Paper production	15,514	14,996

Total production	311,786	230,475

Sales Volume by Product Class:
Pulp sales volume by mill:
Rosenthal	76,599	78,471
Celgar	101,115	—
Stendal	113,332	113,783

Total pulp sales volume(1)	291,046	192,254
Paper sales volume	14,973	14,781

Total sales volume(1)	306,019	207,035

Revenues by Product Class:	(in thousands)
Pulp revenues by mill:
Rosenthal	€34,135	€34,190
Celgar	41,755	—
Stendal	47,112	41,673

Total pulp revenues(1)	123,002	75,863
Paper revenues	14,476	13,338

Total revenues(1)	€137,478	€89,201

(1)	Excluding intercompany sales volumes of 3,638 ADMTs and 2,859 ADMTs of pulp and intercompany net sales revenues of approximately €1.6 million and €1.0 million in the three months ended December 31, 2005 and 2004, respectively.
     Revenues for the three months ended December 31, 2005 increased to €137.5 million from €89.2 million in the comparative period of 2004, primarily due to the inclusion of sales from our Celgar mill. Pulp sales by volume were 291,046 ADMTs in the fourth quarter of 2005, compared to 192,254 ADMTs in the comparative period of 2004.
     Cost of sales and general, administrative and other expenses in the fourth quarter of 2005 increased to €137.3 million from €99.5 million in the comparative period of 2004, primarily as a result of the inclusion of the results of our Celgar mill.
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 5
     For the fourth quarter of 2005, revenues from our pulp operations increased to €123.0 million from €75.9 million in the same period a year ago, primarily as a result of the inclusion of sales from our Celgar mill. List prices for NBSK pulp in Europe were approximately €506 ($600) per ADMT in the fourth quarter of 2005, compared to approximately €446 ($603) per ADMT in the comparative period of last year.
     Pulp sales realizations increased to €413 per ADMT on average in the fourth quarter of 2005 from €389 per ADMT in the fourth quarter of 2004, primarily as the strengthening of the U.S. dollar versus the Euro enabled our German pulp mills to improve mill net selling prices.
     Cost of sales and general, administrative and other expenses for the pulp operations increased to €123.6 million in the fourth quarter of 2005 from €87.6 million in the comparative period of 2004, primarily due to the inclusion of the results of the Celgar mill. In the fourth quarter of 2005, we recorded a contribution to income from operations of €4.9 million resulting from the sale of emission allowances.
     Depreciation for the pulp operations increased to €13.5 million in the fourth quarter of 2005, from €11.8 million in the comparative period of 2004, primarily as a result of depreciation associated with the Celgar mill.
     For the fourth quarter of 2005, our pulp operations generated operating income of €1.0 million, versus an operating loss of €10.7 million in the comparative quarter of 2004, primarily due to the higher operating income at our German pulp mills, partially offset by an operating loss at our Celgar mill. As NBSK pulp is generally quoted in U.S. dollars, the overall strengthening of the Canadian dollar versus the U.S. dollar reduced the sales realizations of our Celgar mill and negatively impacted its results.
     Revenues from our paper operations in the current quarter increased to €14.5 million from €13.6 million in the same quarter of last year as a result of higher sales volumes and a change in the product mix.
     Cost of sales and general, administrative and other expenses for the paper operations in the fourth quarter of 2005 increased to €14.6 million from €12.8 million in the comparative quarter of 2004.
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 6
     For the fourth quarter of 2005, our paper operations generated an operating loss of €0.1 million, compared to operating income of €0.8 million in the fourth quarter of 2004.
     In the fourth quarter of 2005, we had income from operations of €0.1 million, compared to a loss from operations of €10.3 million in the same quarter last year. Interest expense in the fourth quarter of 2005 increased to €23.5 million from €14.2 million in the year ago period, due to higher borrowings relating to the Stendal mill and interest on our $310 million senior note issue completed in February 2005.
     Stendal entered into certain foreign currency derivatives to swap all of its long-term bank indebtedness from Euros to U.S. dollars and certain currency forwards in 2005. Due to the strengthening of the U.S. dollar versus the Euro, we recorded a net unrealized non-cash holding loss of €13.7 million before minority interests upon the marked to market valuation of such currency derivatives that were outstanding at the end of the current quarter and a marginal net loss before minority interests in respect of such currency derivatives that matured in the quarter. In the comparative quarter of 2004, we realized a gain of €29.7 million before minority interests upon the settlement of the currency derivatives of Rosenthal and Stendal. In the fourth quarter of 2005, as a result of an increase in long-term European interest rates, we also recorded a net unrealized non-cash holding gain of €12.0 million before minority interests on the marked to market valuation of the Stendal interest rate derivatives, compared to a net unrealized non-cash holding loss of €16.5 million before minority interests on the interest rate derivatives of Stendal and Rosenthal in the fourth quarter of 2004. We also recorded an unrealized non-cash foreign exchange loss on our long-term debt of €2.6 million in the current quarter due to the weakening of the Euro versus the U.S. dollar.
     In the fourth quarter of 2005, minority interest, representing the two minority shareholders’ proportionate interest in the Stendal mill, was €0.6 million, compared to €(1.5) million in the fourth quarter of 2004.
     We reported a net loss for the fourth quarter of 2005 of €29.8 million, or €0.90 per basic and diluted share, which reflected generally weak markets, increased interest expense of €23.5 million, the net realized and unrealized loss of €1.7 million on our interest rate and currency derivatives and the unrealized non-cash foreign exchange loss on our long-term debt of €2.6 million. In the fourth quarter of 2004, we reported net income of €32.6 million, or €1.87 per basic share and €1.14 per diluted share,
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 7
which included an income tax benefit of €44.1 million relating to a reorganization of certain subsidiary companies.
     We generated “Operating EBITDA” of €13.3 million and €1.6 million in the three months ended December 31, 2005 and 2004, respectively. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net loss to Operating EBITDA, see page 11 of the financial tables included in this press release.
Results of Operations — 2005
     Revenues for the year ended December 31, 2005 increased to €513.9 million from €237.2 million in the comparative period of 2004, because of higher pulp sales resulting from the inclusion of a full year of results of our Stendal mill and the results of our Celgar mill from February 2005. Pulp sales by volume were 1,101,304 ADMTs in 2005, compared to 421,716 ADMTs in 2004.
     Cost of sales and general, administrative and other expenses in the year ended December 31, 2005 increased to €497.6 million from €255.2 million in the comparative period of 2004, primarily as a result of the inclusion of a full year’s results of our Stendal mill and the results of our Celgar mill. We commenced expensing all of the costs, including interest, relating to the Stendal mill effective September 2004 when the
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 8
mill was started up, prior to which most of the costs, including interest, relating to the Stendal mill were capitalized during its construction.
     In the year ended December 31, 2005, revenues from our pulp operations increased to €452.4 million from €182.5 million in 2004, primarily as a result of the inclusion of a full year’s sales of our Stendal mill and sales from our Celgar mill. List prices for NBSK pulp in Europe were approximately €490 ($610) per ADMT in 2005, compared to approximately €496 ($616) per ADMT last year. The decrease in NBSK pulp prices was partially offset by the strengthening of the U.S. dollar versus the Euro in 2005.
     Pulp sales realizations decreased to €407 per ADMT on average in the year ended December 31, 2005 from €423 per ADMT in 2004, primarily as a result of lower price realizations of the Stendal and Celgar mills. The Stendal mill sold pulp at a discounted price as a result of its ramp up and the Celgar mill sells a large portion of its production in Asian markets which had lower prices than European markets.
     Cost of sales and general, administrative and other expenses for the pulp operations increased to €434.9 million in the year ended December 31, 2005 from €190.4 million in 2004, primarily as a result of €322.0 million of operating costs related to the Stendal and Celgar mills. In the year ended December 31, 2005, we recorded a contribution to income from operations of €17.3 million resulting from the sale of emission allowances by our German pulp mills.
     Depreciation for the pulp operations increased to €50.9 million in the current period, from €26.8 million in 2004, primarily as a result of €37.8 million of depreciation from the Stendal and Celgar mills, partially offset by lower depreciation at the Rosenthal mill.
     For the year ended December 31, 2005, the pulp operations generated operating income of €23.9 million, versus an operating loss of €5.1 million last year, primarily as a result of higher operating income at our German pulp mills including income from operations of €8.3 million from our Stendal mill, partially offset by an operating loss at our Celgar mill. The overall strength of the Canadian dollar versus the U.S. dollar in 2005 negatively impacted the results of our Celgar mill.
     Paper sales in the year ended December 31, 2005 were €61.5 million, compared with €55.0 million in the same period of last year as a result of higher sales volumes and a shift in the product mix at our paper mills.
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 9
     Cost of sales and general, administrative and other expenses for the paper operations in the year ended December 31, 2005 decreased to €63.8 million from €64.7 million in the year ended December 31, 2004.
     For the year ended December 31, 2005, our paper operations generated an operating loss of €2.3 million, compared to an operating loss of €9.8 million in 2004, which included a non-cash impairment charge of €6.0 million in 2004.
     In the year ended December 31, 2005, we had income from operations of €16.3 million, compared to a loss from operations of €18.0 million last year, primarily as a result of higher income from our German pulp mills. Interest expense in the year ended December 31, 2005 increased to €86.9 million from €23.7 million a year ago, due to interest associated with our $310 million senior note issue completed in February 2005 and higher borrowings relating to the Stendal mill. We capitalized most of the interest relating to the Stendal mill prior to its start up in mid-September 2004.
     Due to the strengthening of the U.S. dollar versus the Euro in 2005, we recorded a net unrealized non-cash holding loss of €66.1 million before minority interests upon the marked to market valuation of Stendal’s currency derivatives that were outstanding at the end of the 2005 period and a net realized loss of €2.2 million before minority interests in respect of such currency derivatives that matured during the period. In 2004, we recorded a realized gain of €44.5 million before minority interests upon the settlement of the currency derivatives relating to the Stendal and Rosenthal mills due to the weakening of the U.S. dollar versus the Euro in 2004. In 2005, as a result of a decrease in long-term European interest rates, we also recorded an unrealized non-cash holding loss of €3.2 million before minority interests on the marked to market valuation of the interest rate contracts relating to Stendal and a net realized loss of €0.3 million before minority interests upon the settlement of the interest rate contracts relating to Rosenthal. In 2004, we recorded a net unrealized non-cash holding loss of €32.3 million before minority interests on the marked to market valuation of the Rosenthal and Stendal interest rate contracts. We also recorded an unrealized non-cash foreign exchange loss on our long-term debt of €4.2 million in 2005 due to the weakening of the Euro versus the U.S. dollar.
     In the year ended December 31, 2005, minority interest, representing the two minority shareholders’ proportionate interest in the Stendal mill, was €17.7 million, compared to €2.5 million in 2004.
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 10
     In 2005, we recorded an adjustment of €1.7 million for the non-cash impact of other-than-temporary impairment losses on our available-for-sale securities and a loan receivable.
     We reported a net loss for the year ended December 31, 2005 of €117.1 million, or €3.75 per basic and diluted share, which reflected generally weak pulp markets, the realized and unrealized net losses on our currency and interest rate derivatives of €71.8 million and interest expense relating to our Stendal mill of €56.8 million, partially offset by a non-cash benefit for income taxes of €10.8 million. In 2004, we reported net income of €20.0 million, or €1.15 per basic share and €0.89 per diluted share, which included an income tax benefit of €44.2 million relating to the reorganization of certain of our subsidiary companies.
     We generated “Operating EBITDA” of €68.4 million and €17.2 million in the years ended December 31, 2005 and 2004, respectively. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization and non-recurring capital asset impairment charges. For a definition of Operating EBITDA, see page 7 of this press release and, for a reconciliation of net loss to Operating EBITDA, see page 11 of the financial tables included in this press release.
President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “In many respects, 2005 was a milestone year for our Company. During the year:
•	We ramped up production at our Stendal mill and, in the last quarter, it operated at approximately 88% of its initial rated capacity. The production ramp up was largely in line with our plans and, in 2006, we currently expect it to operate at or slightly better than its initial rated capacity. The planned increase in production should lower Stendal’s unit costs of production.

•	In December, we took approximately 11 days of planned downtime at the Stendal mill for maintenance and to install two new digesters. When these digesters are fully integrated, they are expected to increase Stendal’s production capacity to in excess of 600,000 ADMTs.

•	We acquired the Celgar pulp mill with a rated capacity of approximately 430,000 ADMTs to expand our business, diversify our operations and revenues and better service our customers. We are implementing an approximately €20.0 million capital plan to improve efficiency and reliability and reduce its operating costs. The plan is also expected to increase the Celgar mill’s capacity to approximately 470,000 ADMTs.
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 11
•	We established a new sales and marketing team to coordinate and supervise our global pulp sales to improve realizations by increasing our contracted regular business, focus on our most transport logical customers and better service customers on a global basis. As a result, in 2006 we are now handling the vast majority of North America pulp sales directly, increasing our contract business and lowering spot sales. Further, in 2006 we plan to materially increase our Celgar mill’s pulp sales to the North American market, which generally has higher pulp prices, by shifting product from certain Asian markets, which have lower prices.
     Mr. Lee continued: “Our fourth quarter results reflect generally soft pulp markets. List prices for NBSK pulp in Europe were $600 per ADMT in December and generally lower in Asia. Further, during the quarter, we took approximately 30 days of planned downtime across our three pulp mills for regular maintenance which reduced production by 38,159 ADMTs. Also, improvements in our Celgar mill’s production costs were more than offset by the negative impact on its results from the strength of the Canadian dollar versus the U.S. dollar. Despite these challenges, we continued our focus on improving efficiency and cost controls and, during the period, Operating EBITDA increased to €13.3 million from €1.6 million in the prior period.”
     Mr. Lee continued: “NBSK list prices in Europe started the year at approximately $635 per tonne and declined to approximately $580 over the year before recovering somewhat to approximately $600 at year end. Prices in Asia, and in particular China, were generally much softer. Our non-cash marked to market loss for the year on our derivative instruments was €69.3 million. For the year, we reported interest expense of €86.9 million, which reflected both interest expense associated with the acquisition of our Celgar mill and a full year of interest expense related to the Stendal mill. In 2004, substantially all of the interest expense associated with the Stendal mill was capitalized until mid-September.”
     Mr. Lee continued: “Looking forward, we are seeing improving pulp demand in all our markets which should result in some price improvement. List prices in Europe have now improved to approximately $620 per tonne and producers are seeking a further $20 per tonne price increase in the first quarter of 2006. In 2006, current list prices in Asian markets have also increased by approximately $50 per tonne compared to the 2005 fourth quarter levels.”
     Mr. Lee further stated: “In addition, the recent continued softness in pulp markets has resulted in several mill shutdowns which has removed capacity from the market and other facilities are predicted to
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Mercer Reports 2005 Fourth Quarter and Year End Results	Page 12
potentially be shut down. We believe that this shakeout of older, smaller and higher cost facilities will improve pricing and assist us in becoming a preferred supplier for customers seeking a long-term, stable and reliable supply of NBSK pulp.”
     Mr. Lee concluded: “By focusing our production on large, modern and efficient NBSK pulp mills, we believe we are well positioned to realize on any improvements in NBSK pulp markets and to create value for our stakeholders.”
     In conjunction with this release, Mercer International will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Monday, March 6, 2006 at 10:00 AM EST. Listeners can access the conference call live and archived over the Internet through a link at the company’s web site at http://www.mercerinternational.com, or at http://phx.corporate-ir.net/playerlink.zhtml?c=62074&s=wm&e=1195268. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until March 13, 2006 at 11:59 p.m. (Eastern Standard Time). The replay number is (800) 642-1687, and the passcode is 4249268.
     Mercer International Inc. is a global pulp and paper manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com/en/newsCurrent.cfm.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company’s SEC reports.
-FINANCIAL TABLES FOLLOW-
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MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004
(Euros in thousands)

	December 31,	December 31,
	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	€83,547	€49,568
Cash restricted	7,039	45,295
Receivables	74,315	54,687
Inventories	81,147	52,898
Prepaid expenses and other	5,474	4,961

Total current assets	251,522	207,409
Long-Term Assets
Cash restricted	24,573	47,538
Property, plant and equipment	1,024,662	936,035
Investments	6,314	5,079
Deferred note issuance and other costs	8,364	5,069
Deferred income tax	78,381	54,519

	1,142,294	1,048,240

Total assets	€1,393,816	€1,255,649

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€111,513	€56,542
Construction costs payable	1,213	65,436
Debt, current portion	27,601	107,090

Total current liabilities	140,327	229,068
Long-Term Liabilities
Debt, less current portion	922,619	777,272
Unrealized foreign exchange rate derivative loss	61,979	—
Unrealized interest rate derivative loss	78,646	75,471
Pension and other post-retirement benefit obligations	17,113	—
Capital leases and other	9,945	9,035
Deferred income tax	14,444	2,062

	1,104,746	863,840

Total liabilities	1,245,073	1,092,908
SHAREHOLDERS’ EQUITY
Shares of beneficial interest	181,586	83,397
Additional paid-in capital, stock options	14	14
Retained earnings (deficit)	(47,970)	69,176
Accumulated other comprehensive income	15,113	10,154

Total shareholders’ equity	148,743	162,741

Total liabilities and shareholders’ equity	€1,393,816	€1,255,649

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2005 and 2004
(Unaudited)
(Euros in thousands, except per share data)

	2005	2004

Revenues	€137,478	€89,201
Costs and expenses:
Cost of sales	134,240	93,736

	3,238	(4,535)
General and administrative expenses	(8,032)	(5,812)
Sale (purchase) of emission allowances	4,939	—

Income (loss) from operations	145	(10,347)

Other income (expense):
Interest expense	(23,540)	(14,195)
Investment income	873	1,269
Realized gain on derivative financial instruments	199	44,467
Unrealized loss on derivative financial instruments	(1,703)	(31,254)
Unrealized foreign exchange gain on debt	(2,565)	—

Total other income (expense)	(26,736)	287

Loss before income taxes and minority interest	(26,591)	(10,060)
Income tax (provision) benefit	(3,780)	44,126

Income (loss) before minority interest	(30,371)	34,066
Minority interest	598	(1,482)

Net income (loss)	€(29,773)	€32,584

Income (loss) per share
Basic	€(0.90)	€1.87

Diluted	€(0.90)	€1.14

(2)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005 and 2004
(Euros in thousands, except per share data)

	2005	2004

Revenues	€513,908	€237,212
Costs and expenses:
Cost of sales	484,425	221,595

	29,483	15,617
General and administrative expenses	(30,431)	(26,920)
Sale (purchase) of emission allowances	17,292	—
Impairment of capital assets	—	(6,000)
Flooding losses and expenses, less grant income	—	(669)

Income (loss) from operations	16,344	(17,972)

Other income (expense):
Interest expense	(86,860)	(23,749)
Investment income	2,467	2,948
Unrealized foreign exchange loss on debt	(4,156)	—
Realized gain (loss) on derivative financial instruments	(2,455)	44,467
Unrealized loss on derivative financial instruments	(69,308)	(32,331)
Impairment of investments	(1,699)	—

Total other income (expense)	(162,011)	(8,665)

Loss before income taxes and minority interest	(145,667)	(26,637)
Income tax benefit	10,847	44,163

(Loss) income before minority interest	(134,820)	17,526
Minority interest	17,674	2,454

Net (loss) income	€(117,146)	€19,980

Income (loss) per share
Basic	€(3.75)	€1.15

Diluted	€(3.75)	€0.89

(3)

MERCER INTERNATIONAL INC.
BUSINESS SEGMENT INFORMATION
For the Three Months Ended December 31, 2005 and 2004
(Unaudited)
(Euros in thousands)

						Corporate,
	Rosenthal	Celgar(1)	Stendal	Total		Other and	Consolidated
	Pulp	Pulp	Pulp	Pulp	Paper	Eliminations	Total
Three Months Ended December 31, 2005
Sales to external customers	€34,135	€41,755	€47,112	€123,002	€14,476	€—	€137,478
Intersegment net sales	—	—	1,629	1,629	—	(1,629)	—

	34,135	41,755	48,741	124,631	14,476	(1,629)	137,478

Operating costs	27,034	45,083	38,881	110,998	12,097	(2,034)	121,061
Operating depreciation and amortization	2,936	3,452	7,083	13,471	289	(581)	13,179
General and administrative	1,396	650	2,056	4,102	2,200	1,730	8,032
(Sale) purchase of emission allowances	(2,869)	—	(2,070)	(4,939)	—	—	(4,939)

	28,497	49,185	45,950	123,632	14,586	(885)	137,333

Income (loss) from operations	5,638	(7,430)	2,791	999	(110)	(744)	145
Interest expense							(23,540)
Investment income							873
Derivative financial instruments, net							(1,504)
Foreign exchange loss on debt							(2,565)
Impairment of investments							—

							(26,736)

Loss before income taxes and minority interest							€(26,591)

Three Months Ended December 31, 2004
Sales to external customers	€34,190	€—	€41,673	€75,863	€13,572	€(234)	€89,201
Intersegment net sales	127	—	885	1,012	—	(1,012)	—

	34,317	—	42,558	76,875	13,572	(1,246)	89,201

Operating costs	25,408	—	45,676	71,084	11,498	(1,289)	81,293
Operating depreciation and amortization	3,585	—	7,711	11,812	616	15	11,927
General and administrative	2,773	—	2,431	4,688	646	478	6,328

	31,766	—	55,818	87,584	12,760	(796)	99,548

Income (loss) from operations	2,551	—	(13,260)	(10,709)	812	(450)	(10,347)
Interest expense							(14,195)
Investment and other income							1,269
Derivative financial instruments, net							13,213

							287

Loss before income taxes and minority interest							€(10,060)

(4)

MERCER INTERNATIONAL INC.
BUSINESS SEGMENT INFORMATION
For the Years Ended December 31, 2005 and 2004
(Euros in thousands)

						Corporate,
	Rosenthal	Celgar(1)	Stendal	Total		Other and	Consolidated
	Pulp	Pulp	Pulp	Pulp	Paper	Eliminations	Total
Year Ended December 31, 2005
Sales to external customers	€137,193	€139,213	€176,031	€452,437	€61,471	€—	€513,908
Intersegment net sales	—	—	6,308	6,308	—	(6,308)	—

	137,193	139,213	182,339	458,745	61,471	(6,308)	513,908

Operating costs	100,180	131,521	151,620	383,321	56,976	(7,913)	432,384
Operating depreciation and amortization	13,109	10,535	27,262	50,906	881	254	52,041
General and administrative	6,837	5,935	5,176	17,948	5,920	6,563	30,431
(Sale) purchase of emission allowances	(7,271)	—	(10,021)	(17,292)	—	—	(17,292)

	112,855	147,991	174,037	434,883	63,777	(1,096)	497,564

Income (loss) from operations	24,338	(8,778)	8,302	23,862	(2,306)	(5,212)	16,344
Interest expense							(86,860)
Investment income							2,467
Derivative financial instruments, net							(71,763)
Foreign exchange loss on debt							(4,156)
Impairment of investments							(1,699)

(Loss) income before income taxes and minority interest							€(145,667)

Segment assets	€344,473	€260,461	€746,346	€1,351,280	€21,892	€20,644	€1,393,816

Year Ended December 31, 2004
Sales to external customers	€140,203	€—	€42,273	€182,476	€54,970	€(234)	€237,212
Intersegment net sales	1,949	—	885	2,834	—	(2,834)	—

	142,152	—	43,158	185,310	54,970	(3,068)	237,212

Operating costs	98,113	—	46,185	144,298	51,184	(3,031)	192,451
Operating depreciation and amortization	17,751	—	9,022	26,773	2,356	15	29,144
General and administrative	10,733	—	8,560	19,293	4,532	3,095	26,920
Impairment of assets	—	—	—	—	6,000	—	6,000
Flooding grants, less losses and expenses	—	—	—	—	669	—	669

	126,597	—	63,767	190,364	64,741	79	255,184

Income (loss) from operations	15,555	—	(20,609)	(5,054)	(9,771)	(3,147)	(17,972)
Interest expense							(23,749)
Derivative financial instruments, net							12,136
Investment and other income							2,948

Loss before income taxes and minority interest							€(26,637)

Segment assets	€394,569	€—	€810,267	€1,204,836	€22,735	€28,078	€1,255,649

(1)	The results of the Celgar pulp mill are from the date of its acquisition on February 14, 2005.

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at December 31, 2005
(Euros in thousands)
The terms of the indenture governing our 9.25% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. excluding its subsidiaries (“Mercer Inc.”) and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the year ended December 31, 2005, the Restricted Group was comprised of Mercer Inc., certain holding subsidiaries and Rosenthal, and the Celgar mill from the date of its acquisition on February 14, 2005. As at and during the year ended December 31, 2004, the Restricted Group was comprised of Mercer Inc., certain holding subsidiaries and Rosenthal, which was the only member of the Restricted Group with material operations during this period. We acquired the Celgar mill in February 2005 and, as a result, its operations for the year ended December 31, 2004 and financial condition at December 31, 2004 are not included for such periods. The Restricted Group excludes our paper operations and the Stendal mill.

	December 31, 2005
	Restricted	Unrestricted			Consolidated
	Group	Subsidiaries		Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€48,790	€34,757		€-	€83,547
Cash restricted	—	7,039		—	7,039
Receivables	41,349	32,966		—	74,315
Inventories	47,100	34,047		—	81,147
Prepaid expenses and other	2,940	2,534		—	5,474

Total current assets	140,179	111,343		—	251,522
Cash restricted	—	24,573		—	24,573
Property, plant and equipment	404,151	620,511		—	1,024,662
Other	10,533	4,145		—	14,678
Deferred income tax	24,303	54,078		—	78,381
Due from unrestricted group	46,412	—		(46,412)	—

Total assets	€625,578	€814,650		€(46,412)	€1,393,816

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€46,867	€64,646		€-	€111,513
Construction costs payable	—	1,213		—	1,213
Debt, current portion	—	27,601		—	27,601

Total current liabilities	46,867	93,460		—	140,327
Debt, less current portion	342,023	580,596		—	922,619
Due to restricted group	—	46,412		(46,412)	—
Unrealized derivatives loss	—	140,625		—	140,625
Other	20,722	6,336		—	27,058
Deferred income tax	1,851	12,593		—	14,444

Total liabilities	411,463	880,022		(46,412)	1,245,073

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	214,115	(65,372	)(1)	—	148,743

Total liabilities and shareholders’ equity	€625,578	€814,650		€(46,412)	€1,393,816

(1)	Shareholders’ equity does not include government grants received or receivable related to the Stendal mill. Shareholders’ equity is impacted by the unrealized non-cash marked to market valuation losses on derivative financial instruments.

(6)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at December 31, 2004
(Euros in thousands)

	December 31, 2004
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€45,487	€4,081	€—	€49,568
Cash restricted	—	45,295	—	45,295
Receivables	21,791	33,060	(164)	54,687
Inventories	13,911	38,987	—	52,898
Prepaid expenses and other	1,995	2,966	—	4,961

Total current assets	83,184	124,389	(164)	207,409
Cash restricted	28,464	19,074	—	47,538
Property, plant and equipment	213,678	722,394	(37)	936,035
Other	5,936	4,212	—	10,148
Deferred income tax	26,592	27,927	—	54,519
Due from unrestricted group	43,467	—	(43,467)	—

Total assets	€401,321	€897,996	€(43,668)	€1,255,649

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€19,615	€37,091	€(164)	€56,542
Construction costs payable	—	65,436	—	65,436
Debt, current portion	15,089	92,001	—	107,090

Total current liabilities	34,704	194,528	(164)	229,068
Debt, less current portion	224,542	552,730	—	777,272
Due to restricted group	—	43,467	(43,467)	—
Unrealized derivative loss	—	75,471	—	75,471
Other	1,878	7,157	—	9,035
Deferred income tax	1,719	343	—	2,062

Total liabilities	262,843	873,696	(43,631)	1,092,908

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	138,478	24,300	(37)	162,741

Total liabilities and shareholders’ equity	€401,321	€897,996	€(43,668)	€1,255,649

(7)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
For the Three Months Ended December 31, 2005 and 2004
(Unaudited)
(Euros in thousands)

	Three Months Ended December 31, 2005
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€75,890	€61,588	€—	€137,478

Operating costs	71,655	49,406	—	121,061
Operating depreciation and amortization	6,467	7,372	(660)	13,179
General and administrative	3,466	4,566	—	8,032
(Sale) purchase of emission allowances	(2,869)	(2,070)	—	(4,939)

Income (loss) from operations	(2,829)	2,314	660	145
Other income (expense)
Interest expense	(8,434)	(15,972)	866	(23,540)
Investment income	1,429	310	(866)	873
Derivative financial instruments, net	199	(1,703)	—	1,504
Unrealized foreign exchange loss on debt	(2,565)	—	—	(2,565)

Total other expense	(9,371)	(17,365)	—	(26,736)

Income (loss) before income taxes and minority interest	(12,200)	(15,051)	660	(26,591)
Income tax (provision) benefit	5,460	(11,389)	2,149	(3,780)

Income (loss) before minority interest	(6,740)	(26,440)	2,809	(30,371)
Minority interest	—	927	(329)	598

Net income (loss)	€(6,740)	€(25,513)	€2,480	€(29,773)

	Three Months Ended December 31, 2004
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€34,317	€56,130	€(1,246)	€89,201

Operating costs	25,408	57,174	(1,289)	81,293
Operating depreciation and amortization	3,600	8,327	—	11,927
General and administrative	3,251	3,077	—	6,328

	32,259	68,578	(1,289)	99,548

Income (loss) from operations	2,058	(12,448)	43	(10,347)

Other income (expense)
Interest expense	233	(11,989)	(2,439)	(14,195)
Investment income (expense)	598	1,607	(936)	1,269
Derivative financial instruments, net	13,517	(304)	—	13,213

Total other income (expense)	14,348	(10,686)	(3,375)	287

Income (loss) before income taxes and minority interest	16,406	(23,134)	(3,332)	(10,060)
Income tax benefit	17,198	26,928	—	44,126

Income (loss) before minority interest	33,604	3,794	(3,332)	34,066
Minority interest	—	(1,482)	—	(1,482)

Net income (loss)	€33,604	€2,312	€(3,332)	€32,584

(8)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
For the Year Ended December 31, 2005 and 2004
(Euros in thousands)

	Year Ended December 31, 2005
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€276,406	€243,810	€(6,308)	€513,908

Operating costs	230,039	210,258	(7,913)	432,384
Operating depreciation and amortization	23,898	28,143	—	52,041
General and administrative	19,025	11,406	—	30,431
Gain on sale of emission allowances	(7,271)	(10,021)	—	(17,292)

Income from operations	10,715	4,024	1,605	16,344

Other income (expense)
Interest expense	(32,352)	(57,323)	2,815	(86,860)
Investment income	3,742	1,540	(2,815)	2,497
Derivative financial instruments, net	(295)	(71,468)	—	(71,763)
Unrealized foreign exchange loss on debt	(4,156)	—	—	(4,156)
Impairment of investments	(1,699)	—	—	(1,699)

Total other expense	(34,760)	(127,251)	—	(162,011)

Income (loss) before income taxes and minority interest	(24,045)	(123,227)	1,605	(145,667)
Income tax (provision) benefit	(1,161)	12,008	—	10,847

Income (loss) before minority interest	(25,206)	(111,219)	1,605	(134,820)
Minority interest	—	17,674	—	17,674

Net income (loss)	€(25,206)	€(93,545)	€1,605	€(117,146)

	Year Ended December 31, 2004
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€142,152	€98,128	€(3,068)	€237,212

Operating costs	98,113	97,369	(3,031)	192,451
Operating depreciation and amortization	17,766	11,378	—	29,144
General and administrative	13,828	13,092	—	26,920
Impairment of capital assets	—	6,000	—	6,000
Flooding grants, less losses and expenses	—	669	—	669

Income (loss) from operations	12,445	(30,380)	(37)	(17,972)

Other income (expense)
Interest expense	(10,941)	(14,298)	1,490	(23,749)
Investment income	3,132	1,306	(1,490)	2,948
Derivative financial instruments, net	13,242	(1,106)	—	12,136

Total other income (expense)	5,433	(14,098)	—	(8,665)

Income (loss) before income taxes and minority interest	17,878	(44,478)	(37)	(26,637)
Income tax benefit	17,235	26,928	—	44,163

Income (loss) before minority interest	35,113	(17,550)	(37)	17,526
Minority interest	—	2,454	—	2,454

Net income (loss)	€35,113	€(15,096)	€(37)	€19,980

(9)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
For the Quarter and Year Ended December 31, 2005 and 2004
(Unaudited)
(Euros in thousands)

	For the Quarter Ended	For the Quarter Ended(1)
	December 31, 2005	December 31, 2004
Net income (loss)	€(29,773)	€32,584
Minority interest	(598)	1,482
Income taxes (benefit)	3,780	(44,126)
Interest expense	23,540	14,195
Investment income	(873)	(1,269)
Derivative financial instruments, net	1,504	(13,213)
Foreign exchange loss on debt	2,565	—

Income (loss) from operations	145	(10,347)
Add: Depreciation and amortization	13,179	11,927

Operating EBITDA(2)	€13,324	€1,580

	For the Year Ended	For the Year Ended(1)
	December 31, 2005	December 31, 2004
Net income (loss)	€(117,146)	€19,980
Minority interest	(17,674)	(2,454)
Income taxes (benefit)	(10,847)	(44,163)
Interest expense	86,860	23,749
Investment income	(2,467)	(2,948)
Derivative financial instruments, net	71,763	(12,136)
Foreign exchange loss on debt	4,156	—
Impairment of investments	1,699	—

Income (loss) from operations	16,344	(17,972)
Add: Depreciation and amortization	52,041	29,144
Impairment charge	—	6,000

Operating EBITDA(2)	€68,385	€17,172

(1)	The results of the Celgar mill are not included for the three months and year ended December 31, 2004, respectively.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect the Company’s net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

(10)

MERCER INTERNATIONAL INC.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
For the Quarter and Year Ended December 31, 2005 and 2004
(Unaudited)
(Euros in thousands)

	For the Quarter Ended	For the Quarter Ended
	December 31, 2005	December 31, 2004
Restricted Group(1)
Net income (loss)	€(6,740)	€33,604
Income taxes (benefit)	(5,460)	(17,198)
Interest expense	8,434	(233)
Investment and other income	(1,429)	(598)
Derivative financial instruments, net	(199)	(13,517)
Foreign exchange loss on debt	2,565	—

Income (loss) from operations	(2,829)	2,058
Add: Depreciation and amortization	6,467	3,600

Operating EBITDA(2)	€3,638	€5,658

	For the Year Ended	For the Year Ended
	December 31, 2005	December 31, 2004
Restricted Group(1)
Net income (loss)	€(25,206)	€35,113
Income taxes (benefit)	1,161	(17,235)
Interest expense	32,352	10,941
Investment income	(3,742)	(3,132)
Derivative financial instruments, net	295	(13,242)
Foreign exchange loss on debt	4,156	—
Impairment of investments	1,699	—

Income from operations	10,715	12,445
Add: Depreciation and amortization	23,898	17,766

Operating EBITDA	€34,613	€30,211

(1)	The results of the Celgar pulp mill are not included for the three months and year ended December 31, 2004, respectively.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect the Company’s net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.
#     #     #

(11)